Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GORDMANS STORES, INC.

* * * * *

Adopted in accordance with the provisions

of §242 and/or §303 of the General Corporation Law

of the State of Delaware

* * * * *

James B. Brown, being the Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Gordmans Stores, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

ARTICLE ONE

The name of the Corporation is G-Estate Liquidation Stores, Inc. (the “Corporation”).

SECOND: That the foregoing amendment has been approved by the Board of Directors of the Corporation pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware and/or authorized by an order of the United States Bankruptcy Court pursuant to the provisions of Section 303 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 5th day of May, 2017.

GORDMANS STORES, INC., a Delaware corporation

By:	/s/ James B. Brown
Name:	James B. Brown
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary